Exhibit 16

March 11, 2021

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have read the discussion under the caption “Change in Accountants” included in the registration statement on Form S-1 of PB Bankshares, Inc., formerly known as Coatesville Savings Bank and Subsidiary. We agree with the statements made in under that caption insofar as they relate to our Firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ BDO USA, LLP

BDO USA, LLP

Philadelphia, Pennsylvania